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                                                                    Exhibit 99.1

            TERAYON SELECTED AS PRIMARY CABLE MODEM SUPPLIER FOR COX
                      COMMUNICATIONS' ARIZONA CABLE SYSTEMS

Santa Clara, California - July 21, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced its selection as the primary supplier of cable modems for the Arizona cable television systems of Cox Communications (NYSE: COX), the nation's fourth largest cable operator with more than 6.3 million basic subscribers.

      The agreement calls for Terayon to provide Cox Arizona with its TJ 715x cable modems through 2003, with the option to extend the deal through 2004 and 2005. The TJ 715x is the latest member of Terayon's TJ 700 series of modems certified to meet the DOCSIS(R) 2.0 (Data Over Cable Service Interface Specification) cable data specification. Cox first began deploying Terayon modems in its Phoenix, Arizona system in August 2002. In addition to Cox, three of the other top five U.S. cable operators have deployed Terayon modems, with more than 300,000 TJ 700 series modems so far installed.

      "The Terayon modem gives us a proven DOCSIS 2.0 cable modem to meet the growing demand for `Cox High Speed Internet' broadband service throughout Arizona," said Ike Wells, vice president of field operations for Cox Phoenix. "The deployment of DOCSIS 2.0 certified modems gives us an embedded base to support new DOCSIS 2.0-enabled broadband services in the future without having to swap them out for an upgrade."

      "Expanding our successful relationship with Cox is another significant win for Terayon and our modems," said Stuart Friedman, vice president and general manager of Terayon's subscriber products division. "Phoenix is Cox's largest cable system and naturally we are excited that their positive experience with our modems has led them to increase their commitment for these modems for all of Arizona."

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.
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                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the performance capabilities of the TJ 715x cable modem; the reliability and capabilities of DOCSIS 2.0; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.